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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                  Commission File Number 0-14646

                           NOTIFICATION OF LATE FILING

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
(Check   One):   [ ] Form 10-K    [ ] Form 11-K    [ ] Form 20-F   [X] Form 10-Q     [ ] Form N-SAR

For Period Ended:  June 30, 1997

[ ]  Transition Report on Form 10-K                [ ]   Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F                [ ]   Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K


For the Transition Period Ended:________________________________________________

      Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which notification relates:_____________________________
________________________________________________________________________________


                         PART I. REGISTRANT INFORMATION

Full name of registrant: AIRSHIP INTERNATIONAL LTD.
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Former name if applicable:
                          ------------------------------------------------------

Address of principal executive office (Street and number):
       7380 Sand Lake Road, Suite 350
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City, State and Zip Code:
       Orlando, FL  32819
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                        PART II. RULE 12b-25 (b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[ X ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ] (b) The subject ort, semi-annual report, transition report on Form
      10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ] (c) The accountant's statement or other exhibit required by Rule
      12b-25(c) has been attached if applicable.

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                               PART III. NARRATIVE

      The registrant is unable to file its Quarterly report (the " Quarterly Report") on Form 10-Q for its fiscal quarter ended June 30, 1997 by the prescribed date of August 14, 1997 without unreasonable effort or expense due to unforseen circumstances encountered in connection with its review of its financial statements for the year ended December 31, 1996 and for the quarters ended March 31, 1997 and June 30, 1997. The registrant intends to file the June 30, 1997 Quarterly Report on or prior to the prescribed extended date.

                           PART IV. OTHER INFORMATION

      (1)  Name and telephone number of person to contact in regard to this notification

         Samuel F. Ottensoser        (212)      702-5962
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              (Name)                   (Area code)     (Telephone number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                         [ ]  Yes     [X]  No

Annual Report on Form 10-K for the year ended December 31, 1994. Quarterly Report on Form 10-Q for the quarter ended March 31, 1995. Quarterly Report on Form 10-Q for the quarter ended June 30, 1995. Quarterly Report on Form 10-Q for the quarter ended September 30, 1995. Annual Report on Form 10-K for the year ended December 31, 1995. Quarterly Report on Form 10-Q for the quarter ended March 31, 1996. Quarterly Report on Form 10-Q for the quarter ended June 30, 1996. Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. Annual Report on Form 10-K for the year ended December 31, 1996. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                         [ ]  Yes     [X]  No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                           AIRSHIP INTERNATIONAL LTD.
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 14, 1997        By: /s/ Louis J. Pearlman
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                                   Louis J. Pearlman, President
                                   Chairman and Chief Executive Officer


                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).